Exhibit 10.1

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is hereby made and entered into as of August 7, 2006 by and between KDC-CAROLINA INVESTMENTS 3, LP, a Delaware limited partnership (“Landlord”), and 3D SYSTEMS CORPORATION, a Delaware corporation (“Tenant”), effective as of the 15th day of June, 2006.

R E C I T A L S:

WHEREAS, Landlord and Tenant have heretofore entered into that certain Lease Agreement dated February 8, 2006 (the “Lease Agreement”); and

WHEREAS, Exhibit F to the Lease Agreement provides, among other things, that in the event that certain Scope Changes (as defined in Exhibit F to the Lease Agreement) occur, either (a) Base Rent (as defined in the Lease Agreement) will be adjusted as provided for in Exhibit F, or (b) Tenant shall have the right to fund all or such portion of such excess costs in which case Base Rent will not be adjusted as a result of such Tenant expenditures; and

WHEREAS, certain Scope Changes have occurred as hereinafter set forth, and Landlord and Tenant desire to provide for the funding of such Scope Changes.

A G R E E M E N T:

NOW, THEREFORE, for and in consideration of the premises and Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Defined Terms: All capitalized but undefined terms used in this Amendment shall have the meaning given such terms in the Lease Agreement.

2.             Nature of Scope Changes. The Scope Changes that have occurred are as follows:

a.             Concealed Site Condition Scope Change. A change in the Improvements resulting from concealed site conditions under the Land (the “Concealed Site Conditions”) in the amount of $150,206, the cost of which shall be shared between Landlord and Tenant as provided for in Exhibit F to the Lease Agreement.  This amount has been incurred by Landlord to date; however, in completing the Improvements Landlord may encounter additional Concealed Site Conditions that will be the subject of the cost sharing provisions of Exhibit F to the Lease Agreement.

b.             Additions to Tenant Finish. As a result of the development of the Final Tenant Improvement Plans and Specifications provided for by Section 2(d) of the Lease Agreement, and based upon the May 4, 2006 Merriman Schmitt drawings and the May 22, 2006 Choate estimate, the final estimated amount of the Tenant Improvement Costs has been determined to be $4,855,718, which is $2,016,718 in excess of the $2,839,000 Tenant Allowances provided therefor in the Development Budget (the amount of such excess being herein referred to as the “Additions to Tenant Finish”). This estimated amount does not include an additional $150,000 contingency that may be used by Tenant for changes to Tenant Improvements.

c.             Additions to Landscaping Budget. An $85,000 increase in the budgeted cost of landscaping above the $80,000 budget for landscaping provided for in the Development Budget.

3.             Funding of Scope Changes. Tenant agrees to pay for the Scope Changes set forth in paragraph 2 above as follows:

a.             Concealed Site Conditions Payment.  Pursuant to the terms of Exhibit F to the Lease Agreement, Tenant shall pay its $75,103 or 50% share of the cost of the Concealed Site Conditions upon execution of this Amendment by the parties.

b.             Additions to Tenant Finish and Landscaping. Landlord is in the process of constructing the portions of the Tenant Improvements giving rise to the net increase in Tenant Allowances and will begin installing landscaping at the appropriate time in the construction schedule.  Tenant will pay Landlord for the amount of the Additions to Tenant Finish and the additions to the landscaping on a monthly basis as Landlord incurs such costs.  Landlord will submit to Tenant within fifteen days after the last day of each calendar month a Certificate for Payment indicating the amount of the expense that the Landlord has incurred during such month for Tenant Improvements and landscaping in excess of the allowances therefor provided for in the Development Budget, and Tenant shall pay Landlord for such amounts as shall have been incurred in accordance with the Final Tenant Improvement Plans and Specifications on or before ten (10) business days after Tenant’s receipt of such Certificate for Payment; provided that, unless otherwise agreed by the Tenant, the aggregate amount of the actual increases to Tenant Improvements expenses billed to the Tenant shall not exceed $2,016,718.  To the extent that Tenant and Landlord agree in writing to changes to the May 4, 2006 Merriman Schmitt drawings and the cost of such changes, and it causes increases above the foregoing $2,016,718 increase to the Tenant Allowance due to increases in the Tenant Improvements, Tenant will be responsible for such increase. The extra $85,000 landscaping allowance is an allowance and Tenant shall be responsible for any amounts in excess of such allowance based on written agreements between Landlord and Tenant indicating the scope and amount of any such increases.

4.             Failure of Tenant to Pay for Additions to Tenant Finish. Tenant’s failure to make any payment under paragraph 3 above when due and the continuance of that failure for more than 5 business days after the date on which Landlord gives Tenant written notice of the delinquency shall constitute an Event of Default under the Lease Agreement.

5.             Treatment of Tenant’s Payments for Scope Changes.  Consistent with the last paragraph of Exhibit F of the Lease Agreement, the Additions to Tenant Finish made pursuant to this Amendment and any payments made by the Tenant pursuant to this Amendment shall not result in any adjustment to Rent under the Lease Agreement or be included in the Project Costs determined pursuant to the Lease Agreement.  The Additions to Tenant Finish shall be deemed to be Alterations approved by the Landlord, and the amounts therefor billed to Tenant pursuant to Certificates for Payment shall be sufficient upon payment of such amounts by Tenant to discharge any and all mechanics or other liens incurred in connection with the Additions to Tenant Finish.  Landlord will cooperate with Tenant such that the Additions to Tenant Finish and any other amounts paid by Tenant pursuant to this Agreement shall be treated as an investment in the Premises by the Tenant for purposes of the Incentives provided to the Tenant by the State of South Carolina, its agencies, instrumentalities and political subdivisions.

6.             No Further Amendment.  The Lease Agreement shall remain in full force and effect, as modified by this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment effective as of the date first above written.

LANDLORD:

KDC-CAROLINA INVESTMENTS 3, LP, a Delaware limited partnership

By:	KDC-Carolina Investments 3 GP, LLC, a Delaware limited liability company, its General Partner

By:	Koll Development Company I, LP, a Delaware limited partnership, its Sole Member

By:	SWV, LLC, a Delaware limited liability company, its General Partner

By:	/s/ TOBIN C. GROVE
Tobin C. Grove, President

TENANT:

3D SYSTEMS CORPORATION, a Delaware corporation

By:	/s/ ROBERT M. GRACE, JR.
Name:	Robert M. Grace, Jr.
Title:	Vice President, General Counsel and Secretary